- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     SUN TELEVISION AND APPLIANCES, INC.
                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     SUN TELEVISION AND APPLIANCES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     SUN TELEVISION AND APPLIANCES, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SUN TELEVISION AND APPLIANCES, INC.
                                 6600 PORT ROAD
                              GROVEPORT, OHIO 43125


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                   June 27, 1996


To Our Shareholders:

         The Annual Meeting of Shareholders of Sun Television and Appliances, Inc. will be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Tuesday, July 30, 1996, at 10:00 a.m., Columbus time, for the following purposes:

         (1) To elect eight directors to serve until the 1997 Annual Meeting of Shareholders or until their successors are elected.

         (2) To ratify the appointment of Coopers & Lybrand L.L.P. to serve as independent public accountants for the Corporation for fiscal 1997.

         (3) To transact any other business which may properly come before the meeting.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Corporation and representatives of its independent public accountants will be present to answer your questions and to discuss its business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

                                        By Order of the Board of Directors,

                                        Nicholas A. Mytro
                                        Secretary

          ------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
          ------------------------------------------------------------

                       SUN TELEVISION AND APPLIANCES, INC.
                                 6600 Port Road
                              Groveport, Ohio 43125

                                  ------------

                                 PROXY STATEMENT

                                  ------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JULY 30, 1996

                                  ------------

      This Proxy Statement is furnished to the shareholders of Sun Television and Appliances, Inc. (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on July 30, 1996, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement and the enclosed proxy will be first sent or given to the Corporation's shareholders on approximately June 27, 1996.

      The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named herein and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants if no direction is given to the contrary. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the Annual Meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

      The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone or personal interview.

      Holders of record of Common Stock at the close of business on June 11, 1996 will be entitled to vote. At that date, the Corporation had 17,374,824 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

      A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Proxies that are marked "Withhold Authority" and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the shareholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Thus, abstentions will be counted and will have the same effect as votes cast against the proposal; broker non-votes will not be counted and will have no effect.

1.    ELECTION OF DIRECTORS

      Eight directors are to be elected to hold office until the next annual meeting of shareholders or until their successors are elected. In the absence of instructions to the contrary, it is intended that the shares represented by the enclosed proxy will be voted for the election of the eight nominees named below. All nominees are currently directors of the Corporation, with the exception of Mr. Copitzky and Mr. Nusim, and, with the exception of Mr. Churches, Mr. Copitzky and Mr. Nusim, all nominees were elected at the last annual meeting of shareholders.

      The Board of Directors expects each of the nominees named below to be available for election; however, in the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Corporation's Code of Regulations, or the Board of Directors may designate substitute nominees, in which event such shares will be voted for such substitute nominees. The eight persons receiving the highest number of votes will be elected directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED BELOW.

      The following sets forth certain biographical information with respect to each of the nominees for director.

      MACY T. BLOCK, age 70, has been a Director of the Corporation since 1987. Mr. Block served as Chairman of the Board and Chief Executive Officer of the Corporation from April 1991 to July 1995 and served Sun T.V., Inc., the Corporation's wholly-owned operating subsidiary (the "Subsidiary"), as Chief Executive Officer from August 1986, Chairman of the Board from March 1987 and Secretary from March 1990 until the merger of the Subsidiary into the Corporation in July 1994. Mr. Block founded the predecessor to the Corporation in 1949 and was the Chief Executive Officer of the predecessor from 1959 to the time of its acquisition by the Corporation in August 1986. Mr. Block is a Director of Drug Emporium, Inc., a discount drug store chain.(1)

      MICHEL ZALESKI, age 49, has been a Director of the Corporation since 1986. Mr. Zaleski has served as the Chairman of Zaleski, Sherwood & Co., Inc., a private investment firm, since September 1985. From 1976 through August 1985, he was employed by AEA Investors, Inc., a private investment firm, in various capacities, including Senior Vice President when he left the firm in 1985. Mr. Zaleski is a director of Southern Electronics Corporation, a distributor of computers and computer related products.(1)

      NED L. SHERWOOD, age 46, has been a Director of the Corporation since 1986. Mr. Sherwood has served as President of Zaleski, Sherwood & Co., Inc. since September 1985. From December 1981 through August 1985, he served as Vice President of AEA Investors, Inc. From 1976 through December 1981, Mr. Sherwood served as a Vice President of the General Development Group of W.R. Grace & Co., Inc. Mr. Sherwood is a director of Kaye Group, Inc., an insurance holding company.(1)

      THOMAS EPSTEIN, age 39, has been a Director of the Corporation since 1986. Mr. Epstein is a private investor and financial consultant. Mr. Epstein was affiliated with Zaleski, Sherwood & Co., Inc., from April 1986 to September 1990. From 1980 to 1986, Mr. Epstein was employed by Bankers Trust Company in various capacities, his last position prior to leaving Bankers Trust Company in 1986 being Vice President. Mr. Epstein is a director of Jan Bell Marketing, Inc., a leading retailer of fine jewelry.(1)

      PAUL D. BAUER, age 52, has been a Director of the Corporation since 1995. Mr. Bauer was, from 1989 until his retirement in 1993, Executive Vice President and Chief Financial Officer of Tops Markets, Inc., a grocery chain headquartered in Buffalo, New York, operating stores in Western and Central New York and Northern Pennsylvania. He joined Tops Markets, Inc. in 1970 following employment from 1965 as an accountant with Peat, Marwick, Mitchell & Co.

      BRADY J. CHURCHES, age 38, was appointed to the Board in October 1995 to fill a vacancy. Since 1995, Mr. Churches has served as President of Mazel Company L.P., a Cleveland based wholesale operation. Before joining Mazel Company L.P., Mr. Churches worked for Consolidated Stores Corporation ("Consolidated") in various capacities for 19 years, most recently as Consolidated's President from 1993 to 1995. Prior to serving as Consolidated's President, Mr. Churches held the following positions with Consolidated:
Executive Vice President of Merchandising, Senior Vice President of Merchandising and Vice President of Merchandising.

      JAMES R. COPITZKY, age 52, has been President and Chief Operating Officer of the Corporation since February 1996 and was appointed Chief Executive Officer in June 1996. Prior to joining the Corporation, Mr. Copitzky served in a wide variety of positions with Sears Roebuck and Company ("Sears"), a national retail chain, including the following: from June 1993 until joining the Corporation, Mr. Copitzky served as Vice President and General Merchandise Manager for the home appliance division; beginning in March 1992, until becoming Vice President and General Merchandise Manager of the home appliance division, Mr. Copitzky served as Vice President of Sales of Sears Brand Central; and prior to holding that position, and beginning in October 1991, Mr. Copitzky was a Director of Corporate Planning.

      JOSEPH NUSIM, age 60, is a retail consultant to GE Capital Corporation and The Blackstone Group. From November 1994 to January 1995, Mr. Nusim served as President and Chief Executive Officer of Channel Home Centers Realty, a subsidiary of GE Capital Corporation. From 1990 until its merger with Richel Home Centers in November 1994, Mr. Nusim served as Chairman, President and Chief Executive Officer of Channel Home Centers, a home improvement retailer. Mr. Nusim is a director or Roses' Stores, Inc., a discount retail chain.(1)



- ----------
(1) The common stock of each of the companies named is publicly traded and is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.


INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors of the Corporation had a total of 12 regular and special meetings (of which 11 were telephonic) during fiscal 1996. Each of the directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 1996. Independent directors receive $10,000 annually and $2,000 per meeting, including meetings of committees, but not including meetings held by telephone. Directors serve for a one-year term or until their successors are elected.

      The Board of Directors has standing Audit and Compensation and Stock Option Committees. The members of the Audit Committee during fiscal 1996 were Messrs. Sherwood, Coopersmith, Epstein and Oyster. The Audit Committee met once during fiscal 1996. The Audit Committee recommends the annual appointment of the Corporation's auditors and reviews the scope of the audit and non-audit assignments and related fees, the accounting principles used by the Corporation in financial reporting, the internal financial auditing procedures and the adequacy of the Corporation's internal control procedures. The members of the Compensation and Stock Option Committee are Messrs. Block, Zaleski, Bauer and Sherwood. This committee met twice during fiscal 1996. The Compensation and Stock Option Committee has authority to fix officer compensation and to determine and administer the compensation policies with respect to officers of the Corporation and to administer the Corporation's 1991 Stock Option Plan (the "Stock Option Plan"), including the selection of optionees, the determination of the amount of the grants and the timing of the grants. In May 1996, the Board of Directors formed a Nominating Committee for the purpose of recommending to the Board of Directors the persons to be nominated for election to the Board of Directors of the Corporation at the 1996 Annual Meeting of Shareholders. The members of the Nominating Committee were Messrs. Zaleski, Block, Bauer and Churches. There was no Nominating Committee during fiscal 1996.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information regarding beneficial ownership of the Corporation's Common Stock by each director/nominee, the Corporation's five most highly compensated executive officers and the directors/nominees and executive officers of the Corporation as a group as of May 1, 1996:


                                         NUMBER OF SHARES            PERCENT OF
                                           BENEFICIALLY             OUTSTANDING
            NAME                             OWNED(1)                  SHARES
- -----------------------------         ----------------------     ------------------
Macy T. Block                             1,368,916(2)                 7.88%
Michel Zaleski                              192,338(3)                 1.11%
Ned L. Sherwood                             144,586(4)                   *
Thomas Epstein                               32,066                      *
Robert E. Oyster                            282,918(5)                  1.60%
Jeffrey A. Coopersmith                        3,000(6)                   *
William G. Martin                             2,000                      *
Paul D. Bauer                                 5,400(7)                   *
Brady J. Churches                             6,000                      *
Joseph Nusim                                      0                      *
James R. Copitzky                            74,776(5)                   *
J. William Heise                                  0                      *
Maurice Potvin, Jr.                          39,794(5)                   *
All Directors and Executive
  Officers as a Group (15 persons)        2,181,296(5)                 12.30%


- ------------------------------------
*  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2) All of these shares are held of record by Block Investors Partnership. Mr. Block is the trustee and sole beneficiary of a trust which is a general partner of Block Investors Partnership and, as such, is deemed to be the beneficial owner of the shares held of record by Block Investors Partnership.

(3) Includes 3,262 shares held by Mr. Zaleski's children, 25,996 shares held in a trust for the benefit of Mr. Zaleski's family, 13,047 shares held in a retirement trust for Mr. Zaleski's benefit and 288 shares held by ZS Fund L.P.; Mr. Zaleski is a shareholder of a corporation which is a general partner of ZS Fund L.P.

(4) Includes 288 shares held by ZS Fund L.P.; Mr. Sherwood is a shareholder of a corporation which is a general partner of ZS Fund L.P.

(5) Includes shares (277,918 for Mr. Oyster, 25,000 for Mr. Copitzky, 39,794 for Mr. Potvin and 372,336 for all directors and executive officers as a group) which could have been acquired under stock options exercisable within 60 days of May 1, 1996.

(6) Includes 2,000 shares held in a profit sharing plan for the benefit of Mr. Coopersmith's wife.

(7)   These shares are held of record jointly by Mr. Bauer and his wife.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS

      As of May 1, 1996, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, except as follows:


                                                     NUMBER OF SHARES           PERCENT OF
              NAME AND ADDRESS                         BENEFICIALLY             OUTSTANDING
            OF BENEFICIAL OWNERS                         OWNED(1)                 SHARES
- --------------------------------------------     -------------------------    ---------------
Block Investors Partnership
and Macy T. Block
     3755 West Dublin-Granville Rd.
     Dublin, Ohio 43017                                 1,368,916 (2)             7.88%

B.A.T. Industries p.l.c.
     Windsor House
     50 Victoria Street
     London SW 1 H ONL
     England
     and
Farmers Group, Inc.
     4680 Wilshire Boulevard
     Los Angeles, California  90010                     1,305,300 (3)             7.52%

- ------------------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Block Investors Partnership is a general partnership consisting of ZS Partners and a trust created by Macy T. Block, of which Mr. Block is trustee and sole beneficiary. Under the terms of the partnership agreement, Mr. Block has the exclusive right to manage and conduct the business of the partnership, including the right to vote all shares of Common Stock of the Corporation held by the partnership. Mr. Block is, therefore, deemed to be the beneficial owner of the shares held of record by Block Investors Partnership. Block Investors Partnership and Mr. Block are deemed to share voting and dispositive power with respect to such shares. Messrs. Zaleski, Sherwood and Epstein are the general partners of ZS Partners. Although ZS Partners is one of the two general partners of Block Investors Partnership, it has no voting control over the partnership except under limited circumstances. ZS Partners and Messrs. Zaleski, Sherwood and Epstein disclaim beneficial ownership of the shares held of record by Block Investors Partnership.

(3) By copy of Schedule 13G dated February 9, 1995, as amended on February 9, 1996, B.A.T. Industries p.l.c. ("B.A.T.") and Farmers Group, Inc. ("Farmers") informed the Company that Farmers, an insurance company incorporated under the laws of Nevada, is the beneficial owner of these shares, which were acquired by various subsidiaries of Farmers, by insurance exchanges for which Farmers acts as attorney-in-fact, or by benefit plans for employees of Farmers and its subsidiaries for which Farmers has investment discretion. Farmers is a wholly-owned subsidiary of B.A.T., an English corporation.

TRANSACTIONS WITH PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

      Information concerning an agreement between an affiliate of Messrs. Sherwood and Zaleski and the Corporation is provided in "Compensation Committee Interlocks and Insider Participation."

      Mr. Martin is a partner in the law firm of Porter, Wright, Morris & Arthur, which provides legal services to the Corporation.


EXECUTIVE OFFICERS

      In addition to Mr. Copitzky, the following persons are executive officers of the Corporation.

      MAURICE POTVIN, JR., age 39, was Vice President and Manager of Regional Operations of the Subsidiary from November 1989 until its merger into the Corporation in 1994 and has served the Corporation in that capacity since the merger. Prior to 1989, Mr. Potvin worked for the Corporation in various capacities, starting in 1977 as a sales associate, advancing to store manager in 1981 and district manager in 1986.

      JOHN J. LYNCH, age 55, was elected Controller of the Corporation in May 1995. He was Controller of the Subsidiary from 1990 until its merger into the Corporation. Prior to joining the Corporation he was employed by Arthur Andersen & Co. (1963-1971), Spencer Stuart and Associates (1971-1973, Corporate Controller and Secretary), Federated Department Stores (1974-1987, Assistant Corporate Controller and Vice President and Controller of the Lazarus Division), London Kitchens, Inc. (1987-1988, Controller), and Decor Corporation (1988-1990, Executive Vice President and Chief Financial Officer).

      DENNIS L. MAY, age 28, was elected Vice President of Sales and Marketing in May 1996. From early 1990 until May 1996, Mr. May served as a Computer Buyer for the Corporation.

      Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Corporation.

EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation paid during each of the Corporation's last three fiscal years to the Corporation's Chief Executive Officers and each of the Corporation's other executive officers whose annual salary and bonus exceeded $100,000.



                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL                               LONG TERM
                                                                 COMPENSATION                          COMPENSATION
                                                       --------------------------------     -----------------------------------
              NAME AND                   FISCAL                                                OPTIONS            ALL OTHER
         PRINCIPAL POSITION               YEAR           SALARY(1)           BONUS                #              COMPENSATION
- ------------------------------------    --------       --------------    --------------     --------------     ----------------
Macy T. Block(2)                          1996         $ 75,000               None               None                None
    Chairman and Chief Executive          1995         $150,000               None               None                None
    Officer                               1994         $150,000               None               None                None

Robert E. Oyster(3)                       1996         $325,000               None             150,000               None
    Chairman and Chief Executive          1995         $325,000            $350,000(4)         150,000               None
    Officer                               1994         $300,000            $250,000(4)         150,000               None

James R. Copitzky                         1996         $ 28,126(5)            None             200,000               None
    President and Chief Operating
    Officer

J. William Heise(6)                       1996         $163,558               None               None                None
    Vice President and Treasurer          1995         $ 51,041               None              25,000               None

Maurice Potvin, Jr.                       1996         $ 88,400            $ 85,000              None               $1,125(7)
    Vice President and Manager            1995         $ 80,800            $ 86,500              None               $  742(7)
    of Regional Operations                1994         $ 78,000            $ 69,000              None               $  765(7)


- ------------------------------------

(1) Includes amounts deferred by the executive officer pursuant to the Sun T.V., Inc. 401(k) Plan (the "401(k) Plan"), which was adopted in 1992, effective as of January 1, 1992. The 401(k) Plan is a prototype defined contribution plan that qualifies for favorable tax treatment under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. On a calendar year basis, participants may contribute a minimum of 1% but not more than 20% of their total pre-tax wages to the 401(k) Plan, subject to a maximum dollar amount. The Corporation may, in its discretion, make matching contributions to the 401(k) Plan. Messrs. Block, Copitzky, Heise and Oyster did not participate in the 401(k) Plan during the fiscal years shown.

(2) In 1986, the Corporation entered into an employment agreement with Mr. Block, providing for an annual salary of $150,000 and a covenant not to compete during his employment with the Corporation and for two years thereafter. This agreement, which expired on August 27, 1993, required Mr. Block to perform services consistent with his position as Chairman of the Board and provided that, in addition to his salary, Mr. Block would participate in such group insurance, pension and similar benefit plans as might be available to other senior executive officers of the Corporation (but not in any stock option plan). Mr. Block and his spouse are entitled to continuation of hospitalization, medical and disability insurance coverage for their lives following termination of the agreement.

      No new written agreement was entered into between Mr. Block and the Corporation. However, following expiration of the agreement, the Board of Directors determined, with Mr. Block's concurrence, that his employment as Chairman of the Board should continue at the same level of compensation and with the same benefits as provided under the agreement. Mr. Block retired as Chairman and Chief Executive Officer of the Company on July 31, 1995, and as of that date no longer receives a salary from the Corporation. See "Compensation Report of the Board of Directors."

(3) Mr. Oyster resigned as Chairman and Chief Executive Officer effective June 10, 1996. His employment agreement and severance agreement are described below.

(4) Mr. Oyster's bonus for 1994 and 1995 was calculated based on the Corporation's earnings per share. The formula, as approved by the Board of Directors, provides for a cash bonus in the amount of $100,000 if earnings per share exceed $.875 and an additional cash bonus of $25,000 for every $.01 by which earnings per share exceed $.90. Earnings per share for the Corporation for fiscal 1994 were $.96, and for fiscal 1995 were $1.00, resulting in Mr. Oyster's bonus as indicated above and pursuant to the foregoing formula. No bonus was established for fiscal 1996.
      See "Compensation Report of the Board of Directors."

(5) Mr. Copitzky was employed on February 1, 1996, at an annual base salary of $325,000. Mr. Copitzky's employment agreement is described below.

(6) Mr. Heise was employed on November 14, 1994, at an annual salary of $175,000. His employment terminated on November 1, 1995.

(7)   Represents amounts contributed by the Corporation to the 401(k) Plan.


      MR. OYSTER'S EMPLOYMENT AGREEMENT AND SEVERANCE AGREEMENT

      Mr. Oyster entered into an Employment Agreement with the Corporation, commencing March 1, 1995, to terminate three years following the giving of notice by either party, and providing for an annual base salary of $325,000, to be reviewed annually by the Board of Directors or the appropriate Board committee and subject to a minimum annual increase equal to the greater of 5% or the prior year's percentage increase in the cost of living index. The agreement also provided for such bonus, if any, as the Board or committee should determine, such benefits as are made available generally to executives of the Corporation, and certain other benefits (principally club dues and the lease and maintenance of an automobile). The agreement provided, among other things, that should Mr. Oyster's employment be terminated without cause, he would continue to receive for a period of three years an annual amount equal to his salary at the time of termination plus his most recent bonus, together with the continuation of insurance and other benefits.

      On June 10, 1996, Mr. Oyster's employment with the Corporation was terminated and his employment agreement was cancelled pursuant to the terms of a severance agreement. The severance agreement provides for Mr. Oyster to be paid $1,548,750 in twenty-six bi-weekly payments beginning June 15, 1996. Additionally, the Corporation is to continue to pay the cost of Mr. Oyster's participation, during the payment period, in such life insurance, medical, health, accident, disability or other benefit plans in which he was participating, or if his continued participation is not permitted, to provide directly such benefits, and certain other benefits (principally club dues and the lease and maintenance of an automobile).

      The severance agreement contains covenants against competition by Mr. Oyster for a period of one year and regarding the confidentiality of corporate information. In addition, Mr. Oyster has agreed to consult with and advise the management of the Corporation for a period of not more than six months.

      MR. COPITZKY'S EMPLOYMENT AGREEMENT

      The Corporation has entered into an Employment Agreement with Mr. Copitzky. The term of the agreement commenced February 1, 1996, for an initial four-year term and, subject to termination upon the happening of specified events, automatically renews for one year terms, beginning March 1, 2000. Mr. Copitzky's base salary is established at $325,000 per annum, through March 1, 1997. The base salary will be reviewed annually by the Board, subject to a minimum annual increase of not less than 5% or the percentage increase in the prior year's cost of living index, whichever is greater. The agreement provides for a salary supplement, as follows: for each of the twelve month periods beginning January 1, 1996 through December 31, 2000, Mr. Copitzky is to receive $89,384, and for each of the twelve month periods beginning January 1, 2000 through December 31, 2005, Mr. Copitzky is to receive $59,590. Mr. Copitzky's right to receive salary supplements through 1999 terminates only if his employment is voluntarily terminated by him or is terminated by the Corporation for cause. Mr. Copitzky's right to receive salary supplements beginning on January 1, 2000 vests at the rate of 1/48 of the total of such payments for each month of service during the initial four year term of the agreement. Mr. Copitzky will receive a bonus in fiscal 1997 equal to $15,000 for each $.01 of earnings per share in excess of $.60 per share to and including $.70 per share and $20,000 for each $.01 of earnings per share in excess of $.70 per share, but in no event less than $109,500. Thereafter, Mr. Copitzky will receive such bonuses as the Board may determine. Pursuant to the agreement, on January 18, 1996, Mr. Copitzky received an option to purchase 200,000 shares of the Corporation's stock under the Stock Option Plan and on January 18, 1996, he received 49,776 shares of restricted stock of the Corporation. Additionally, Mr. Copitzky will receive such benefits as are made available generally to executives of the Corporation, and certain other benefits (principally club dues, lease and maintenance of an automobile, and reimbursement of relocation expenses).

      If the agreement is terminated by the Corporation for cause, or is voluntarily terminated by Mr. Copitzky, his compensation will cease as of the date of termination. If the Corporation should terminate Mr. Copitzky's employment without cause, he will receive, until the expiration of the then current term of the agreement, death, or until he is re-employed, whichever occurs first, payment of his base salary, and if such termination occurs after the second year of the agreement, he will be entitled to receive an amount equal to his bonus in the year preceding such termination. Additionally, Mr. Copitzky would be entitled to continue participation in benefit plans or programs maintained by the Corporation in which he was participating at the time of termination for a period of 18 months from the date of termination or until he is re-employed, whichever occurs first.

      Termination by Mr. Copitzky, in the event of either a material and adverse change in his status or responsibilities or a relocation of the Corporation's headquarters to a location more than 50 miles from its present location following a change in control, will be treated as a termination by the Corporation without cause. A "change in control" will be deemed to have occurred when (a) any person (or group) not presently affiliated with the Corporation acquires the power to vote or direct the voting of 50% of the voting power of the outstanding voting securities of the Corporation, (b) all or substantially all of the assets of the Corporation are acquired by or combined with another person and less than 50% of the outstanding voting securities of the resulting person are owned by persons who owned, immediately prior to the acquisition or combination, voting shares of the Corporation outstanding immediately prior to the acquisition or combination, or (c) there is elected at a meeting of shareholders a majority of the Board who were not members of or elected or recommended by the previously existing Board. The agreement contains covenants against competition by Mr. Copitzky and regarding the confidentiality of corporate information.

                        OPTION GRANTS IN LAST FISCAL YEAR

      No options were granted during fiscal 1996 to any named executive officer other than Mr. Oyster, Mr. Potvin and Mr. Copitzky. Information with respect to those options is set forth in the following table:



                                                                                                         POTENTIAL REALIZED
                                                                                                          VALUE AT ASSUMED
                                               % OF TOTAL                                                  ANNUAL RATES OF
                               NUMBER            OPTIONS                                                     STOCK PRICE
                              OF SHARES        GRANTED TO                                                 APPRECIATION FOR
                             UNDERLYING         EMPLOYEES         EXERCISE                               OPTION TERMS(2)(3)
                               OPTIONS          IN FISCAL           PRICE          EXPIRATION     ---------------------------------
         NAME                GRANTED(1)           YEAR          ($/SHARE)(1)          DATE            5% ($)            10% ($)
- ----------------------      -------------     -------------     -------------     -------------   --------------     --------------
Robert E. Oyster            150,000              17.69%             $4.62           12/21/05         $435,824          $1,104,464
James R. Copitzky           200,000              23.58%             $4.00            1/18/06         $503,116          $1,274,994
Maurice Potvin, Jr.          25,000               2.95%             $4.62           12/21/05         $ 72,638          $  184,077


- ------------------------------------

(1) The option price is the fair market value of the Corporation's Common Stock on the date of grant, determined in accordance with the 1991 Stock Option Plan (i.e., the average of the highest and lowest sale prices per share in the Nasdaq Stock Market on that date). The expiration dates indicated above are the dates fixed when the options were granted. However, Mr. Oyster's options will expire pursuant to the terms of the severance agreement referred to above on June 30, 1996. Mr. Copitzky's options are exercisable in cumulative increments of one forty-eighth of the shares subject thereto at the end of each month following the date of grant, and will expire on the tenth anniversary of the date of grant. Mr. Potvin's options are exercisable in cumulative increments of one-third of the shares subject thereto on and after the first, second and third anniversaries of the date of grant, and will expire on the tenth anniversary of the date of grant. The number of shares under Mr. Copitzky's and Mr. Potvin's options are subject to adjustment in the event of stock splits, stock dividends or other changes in the capital of the Corporation.

(2) The dollar amounts in these columns are the product of (a) the difference between (1) the product of the per-share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded over the term of the option (ten years) and (2) the per-share exercise price and (b) the number of shares underlying the grant at the end of fiscal 1996.

(3) The appreciation rates stated are arbitrarily assumed, and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value which may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in the Corporation's industry and market area, competition, and general and local economic conditions, over which the optionee may have little or no control.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

      The following table provides certain information on option exercises during fiscal 1996 by the Corporation's Chief Executive Officers and each of the Corporation's other named executive officers and the number and value of stock options held by them at March 2, 1996.

                                                                                             VALUE OF UNEXERCISED
                                                                    NUMBER OF                    IN-THE-MONEY
                                                               UNEXERCISED OPTIONS            OPTIONS AT FISCAL
                               SHARES          VALUE         AT FISCAL YEAR END (#)            YEAR END ($)(2)
                            ACQUIRED ON      REALIZED      ---------------------------   ----------------------------
        NAME                EXERCISE (#)      ($)(1)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ---------------------      --------------   -----------    ------------  -------------   -------------  -------------
Macy T. Block                    ---            ---             ---            ---             ---            ---
Robert E. Oyster               5,000         23,250         227,918        250,000        $101,429            ---
James R. Copitzky                ---            ---           8,333        191,667             ---            ---
J. William Heise                 ---            ---             ---            ---             ---            ---
Maurice Potvin, Jr.              ---            ---          39,794         25,000         $45,031            ---


- ------------------------------------

(1) Represents the difference between the per share fair market value on the date of exercise and the per share option exercise price, multiplied by the number of shares to which the exercise relates.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                               -----------------

      The following Board of Directors' Compensation Report and Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                  COMPENSATION REPORT OF THE BOARD OF DIRECTORS

      The key components of the Corporation's executive officer compensation are annual base salary, cash bonuses and stock option awards. The Compensation and Stock Option Committee (the "Committee"), none of whose members are eligible to receive stock options under the Stock Option Plan, has authority and responsibility to determine and administer the Corporation's officer compensation policies and to fix officer compensation, as well as to administer and determine the grant of options under the Corporation's Stock Option Plan. See "Information Concerning the Board of Directors."

COMPENSATION POLICIES

      The Corporation's compensation policies are intended to (i) ensure a direct correlation between individual performance and total compensation and
(ii) improve earnings per share and return to shareholders by increasing productivity and efficiency and creating a well-trained and highly motivated work force capable of addressing current and future competitive conditions. Base salary should be sufficient to attract and retain qualified executive talent, while bonuses and stock option awards should be significant components of the total executive officer compensation package both to reward current and past superior performance and to provide strong incentives, both short-term and long-term, for superior future performance.

      The level of base salaries is reviewed annually by the Committee and adjusted on the basis of individual performance, the Corporation's overall performance and industry comparisons. While individual performance is emphasized, no specific weight is given to any of these factors.

      Bonuses are designed primarily to reward current and past performance and to provide short-term incentives. An executive officer's bonus is determined on the basis of the officer's individual contribution to the Corporation's operating performance and attainment of its short-term and long-term goals, as well as the Corporation's overall performance for the period both in terms of financial results and shareholder return. No specific weight is given to any of these factors in evaluating executive officer bonuses. However the significance of overall corporate performance increases as an officer's seniority and responsibility increase.

      The Corporation's Stock Option Plan was adopted in 1991 for the purpose of providing long-term incentives to key employees. In determining the size of a stock option award, the Committee considers an individual's past performance, the anticipated value of the individual's contribution to the Corporation's future performance and the total number of shares subject to previously granted stock options held by the individual. No specific weight is given to any of these factors in determining the size of a stock option award.

      The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under OBRA, compensation paid to certain executive officers of the Corporation in excess of $1 million may be non-deductible unless it is "performance based" compensation or is otherwise exempt under the law and applicable regulations. Proposed regulations were issued in December 1993 and were amended in December 1994. Although a portion of the payments to be made to Mr. Oyster pursuant to the severance agreement described above will exceed $1 million and may be non-deductible, no compensation paid by the Corporation to date pursuant to any employment agreement now or heretofore in effect has exceeded $1 million. The law is subject to varying interpretations, and final regulations may or may not be consistent with the proposed regulations. Consequently, the Committee has not yet established a policy with respect to the changes in the law effected by OBRA but will review the subject as the law and regulations are clarified and in the light of the potential impact on the Corporation.

FISCAL 1996 COMPENSATION

      The base salaries of the executive officers other than Mr. Oyster and Mr. Potvin have not been increased over the past three years. The bonuses paid to those officers other than Messrs. Block and Oyster were initially fixed by Messrs. Oyster and Block and were approved by the Committee.

      Mr. Oyster's base salary for fiscal 1996 was fixed pursuant to the employment agreement described above. No bonus was established for Mr. Oyster for fiscal 1996.

      Mr. Block's compensation as Chief Executive Officer was determined for fiscal 1996 in accordance with an employment agreement which expired on August 27, 1993. No new written agreement has been entered into between the Corporation and Mr. Block. However, following expiration of the employment agreement, the Board of Directors determined, with Mr. Block's concurrence, that his employment as Chairman of the Board should continue at the same level of compensation and with the same benefits as provided under the agreement. See "Executive Compensation," footnote (2) to "Summary Compensation Table." Mr. Block retired as Chairman and Chief Executive Officer of the Company on July 31, 1995.

      Macy T. Block*                        Thomas Epstein                      Michel Zaleski*
      Paul D. Bauer*                        Brady J. Churches**                 Ned L. Sherwood*
      Jeffrey A. Coopersmith                William G. Martin

- ----------------------------
      *  Members of the Compensation and Stock Option Committee.
      ** Mr. Churches was not a member of the Board of Directors at the time any of the compensation decisions referred to were made.

                                PERFORMANCE GRAPH

                      COMPARISON OF CUMULATIVE TOTAL RETURN
           AMONG THE CORPORATION, THE NASDAQ STOCK MARKET - U.S. INDEX
                           AND THE NASDAQ RETAIL INDEX

      The following Performance Graph compares the performance of the Corporation with that of the Nasdaq Stock Market - U.S. Index and the Nasdaq Retail Index, which is a published industry index. The comparison of the cumulative total return to shareholders for each of the periods assumes that $100 was invested on July 17, 1991 (the effective date the Corporation's Common Stock was registered under the Securities Exchange Act of 1934, as amended) in the Common Stock of the Corporation, and on June 30, 1991, in the Nasdaq Stock Market - U.S. Index and the Nasdaq Retail Index and that all dividends were reinvested.



                                   [GRAPHIC]

            SUN TELEVISION       NASDAQ STOCK    NASDAQ
          & APPLICANCES, INC.     MARKET-US      RETAIL
          -------------------     ---------      ------
7/17/91         $100                 $100         $100
2/92             177                  131          130
2/93             339                  139          110
2/94             273                  164          122
2/95             173                  166          112
2/96              72                  232          133

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation and Stock Option Committee consists of Messrs. Block, Sherwood, Zaleski and Bauer. An affiliate of Messrs. Sherwood and Zaleski is a party to an agreement with the Corporation as described below.

      Bonuses paid to the officers of the Corporation, other than to Mr. Block and Mr. Oyster, were initially determined by Messrs. Block and Oyster and subsequently approved by the Committee. Mr. Oyster's employment agreement was determined by the Committee and approved by the Board, and, after the expiration of his employment contract, Mr. Block's compensation, prior to his retirement, was determined by the Board.

      On February 24, 1994, the Corporation entered into an agreement with Claims Administration Corporation, a Delaware corporation ("CAC"), whereby CAC from time to time assumes, for a fee payable in installments, consisting of a percentage of the retail price at which such contracts are sold, certain extended service contracts sold by the Corporation to its retail customers. During fiscal 1996, CAC assumed $12,904,364 of extended service contracts. The fee payable by the Corporation to CAC for the assumption of such contracts is $4,740,597. The Company paid $1,804,541 to CAC during fiscal 1996 with respect to contracts assumed during and prior to fiscal 1996. The agreement is cancelable by either party on one month's notice. CAC is a wholly owned subsidiary of Kaye Group, Inc., a publicly held corporation ("Kaye Group"), of which Mr. Sherwood is a director. Messrs. Sherwood and Zaleski each own 43.71% of ZS Kaye, Inc., the general partner of ZS Kaye, L.P., which is, in turn, one of two general partners of Kaye International, L.P., the owner of 69.78% of the outstanding common stock of Kaye Group. The other general partner, which is the managing general partner, of Kaye International L.P. is Kaye Investments, L.P. Messrs. Sherwood and Zaleski have limited partnership interests in Kaye International, L.P. Messrs. Sherwood and Zaleski may be deemed to be beneficial owners of the common stock of Kaye Group owned by Kaye International, L.P., but each disclaims such beneficial ownership.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them.

      Based on its review of the copies of Section 16(a) forms received by it, the Corporation believes that, during fiscal 1996, all reporting persons fully complied with the filing requirements applicable to such persons.

2.    RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Upon recommendation of the Corporation's Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P., independent public accountants, as auditors for the Corporation for fiscal 1997. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. If the shareholders do not ratify the appointment of Coopers & Lybrand L.L.P., the Board of Directors will reconsider this appointment. Coopers & Lybrand L.L.P. has served as the independent public accountants for the Corporation or its predecessor since 1985. The Board of Directors believes that the reappointment of Coopers & Lybrand L.L.P. for fiscal 1997 is appropriate because of the firm's reputation, qualifications, and experience.

      Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ITS APPOINTMENT OF COOPERS & LYBRAND L.L.P.


PROPOSALS BY SHAREHOLDERS FOR 1997 ANNUAL MEETING

      If any shareholder of the Corporation wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 1997, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, 6600 Port Road, Groveport, Ohio 43125, prior to the close of business on January 30, 1997. Any proposal submitted after that date may be omitted by the Corporation from the proxy statement and form of proxy relating to that meeting.


 OTHER MATTERS

      As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

      The Corporation's 1996 Annual Report to Shareholders, including financial statements, was furnished to shareholders prior to or concurrently with the mailing of this proxy material.

                                    By Order of the Board of Directors,

                                    Nicholas A. Mytro
                                    Secretary

                   PROXY - SUN TELEVISION AND APPLIANCES, INC.

     The undersigned shareholder of Sun Television and Appliances, Inc. hereby appoints Robert J. Tannous, Andrew M. Hackett and Patricia S. Callahan, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Sun Television and Appliances, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sun Television and Appliances, Inc. to be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Tuesday, July 30, 1996, and at any adjournment or adjournments thereof as follows:

     1. Election of Directors.

        [ ] FOR all nominees listed below (except as marked to the contrary below)

        [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

                     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                   NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

              Macy T. Block      Thomas Epstein     Brady J. Churches      Ned L. Sherwood
              Michel Zaleski     Paul D. Bauer      James R. Copitzky      Joseph Nusim

     2. Ratification of appointment of Coopers & Lybrand L.L.P.to serve as independent public accountants for the Corporation for fiscal 1997.

              [ ] FOR          [ ] AGAINST        [ ] ABSTAIN

     3. In their discretion to vote upon such other matters as may properly come before the meeting.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

   Please sign and date this Proxy below and return in the enclosed envelope.

                               Date:____________________________________, 1996

                               _______________________________________________
                                              (Signature)

                               ________________________________________________
                                              (Signature)

                               When signing as attorney, executor, administrator or guardian, please give full title. All joint owners must sign.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS